Exhibit 99.1

American States Water Company Announces Earnings for the Second Quarter of 2011

EPS from Continuing Operations Up 45% Over Prior Year

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 8, 2011--American States Water Company (NYSE:AWR) today reported net income of $16.0 million and basic and fully diluted earnings per share of $0.85 for the quarter ended June 30, 2011, a 77% increase as compared to basic and fully diluted earnings per share of $0.48 for the quarter ended June 30, 2010. The increased earnings were the result of significantly higher earnings from continuing operations and the completion of the sale of Chaparral City Water Company. Basic and fully diluted earnings from continuing operations were $0.68 per common share for the quarter ended June 30, 2011, a 45% increase as compared to basic and fully diluted earnings from continuing operations of $0.47 per common share for the quarter ended June 30, 2010. The completion of the sale of Chaparral City Water Company resulted in a net gain of $0.12 per share for the quarter included in discontinued operations. The table below sets forth a comparison of diluted earnings per share for the second quarter.

	Q2 2011	Q2 2010	$ Change	% Change
Income from continuing operations	$0.68	$0.47	$0.21	45%
Income from discontinued operations	0.17	0.01	0.16
Total EPS	$0.85	$0.48	$0.37	77%

Robert J. Sprowls, CEO of AWR, said “We are very pleased with our financial performance for the quarter. Each of our three continuing business segments achieved significant improvement over last year in their contributions to consolidated earnings per share and we closed on the sale of our Arizona utility resulting in a gain.”

Second Quarter 2011 Results

Continuing Operations:

The table below sets forth a comparison of the second quarter diluted earnings per share contribution from continuing operations by segment:

	Q2 2011	Q2 2010	$ Change
Water	$0.51	$0.42	$0.09
Electric	0.03	-	0.03
Contracted services	0.14	0.05	0.09
Totals from continuing operations	$0.68	$0.47	$0.21

Diluted earnings per share contributed by water operations at Golden State Water Company (“GSWC”), a wholly-owned subsidiary, increased by $0.09 per share, to $0.51 per share as compared to $0.42 per share for the three months ended June 30, 2010 primarily due to:

  An increase in the water margin of $6.4 million, or $0.20 per share, during the three months ended June 30, 2011 as compared to the same period in 2010 due primarily to an increase in water rates approved by the California Public Utilities Commission (“CPUC”) in all water regions at GSWC. Rate increases for GSWC’s Regions II and III and the general office were approved in November of 2010 retroactive to January 1, 2010 and retroactive revenues were recorded in the fourth quarter of 2010. Rate increases for GSWC’s Region I were approved in December 2010 and were effective January 1, 2011.
  An increase of $1.9 million, or $0.06 per share, in operating expenses (other than supply costs) due primarily to higher depreciation expenses of $1.3 million and an increase in labor and other employee related costs.
  An increase in interest and other expenses (net of interest income) of $1.3 million, or $0.04 per share, due primarily to the issuance of $62 million in new notes in April 2011 of which $22 million of the proceeds were used to redeem notes with higher interest rates. The remainder of the proceeds was used to pay down GSWC’s short-term borrowings as required under CPUC rules. The cost of the new debt and redemption costs have been included in our cost of capital application for future recovery, which was filed in May 2011.
  An increase in the effective tax rate negatively impacted earnings by approximately $0.01 per share during the second quarter of 2011 primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

Diluted earnings from GSWC’s electric operations increased by $0.03 per share over the prior year’s second quarter. The electric margin increased by $575,000, or $0.02 per share, as compared to the same period in 2010 due primarily to rate increases approved by the CPUC. In addition, lower operating expenses increased earnings by $0.01 per share.

Diluted earnings contributed by AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), increased by $0.09 per share over the prior year’s second quarter. Pretax operating income increased by $2.9 million primarily due to the effect of a change in estimated costs related to a pipeline project at the Fort Bragg military base in North Carolina. This change in estimate, resulting from successful negotiations with its sub-contractors, increased revenues under the percentage-of-completion accounting method by $2.9 million. The project is scheduled to be completed by early 2014.

Discontinued Operations:

On May 31, 2011, AWR completed the sale of Chaparral City Water Company (“CCWC”) to EPCOR Water (USA) Inc. Basic and diluted earnings from discontinued operations for the second quarter of 2011 were $0.17 per share, a $0.16 per share increase as compared to the same period of 2010. The increase was due to: (i) the gain on the sale of CCWC (net of taxes and transaction costs) of $2.3 million, or $0.12 per share; (ii) a decrease of $496,000, or $0.01 per share, in depreciation expense as a result of reporting CCWC as a discontinued operation, resulting in no further depreciation being recorded in accordance with generally accepted accounting principles, and (iii) a favorable decision issued by the Arizona Corporation Commission (“ACC”) on April 7, 2011 which resulted in the recording of approximately $959,000 of pretax income, or $0.03 per share, consisting primarily of a $760,000 gain pertaining to settlement proceeds received in 2005 for the removal of a well.

Year-to-Date 2011 Results

Basic and fully diluted earnings per share for the six months ended June 30, 2011 were $1.25 compared to $0.94 and $0.93 per share on a basic and fully diluted basis, respectively, for the six months ended June 30, 2010. Basic and diluted earnings per share from continuing operations for the six months ended June 30, 2011 were $1.05 compared to $0.92 and $0.91 per share on a basic and fully diluted basis, respectively, for the six months ended June 30, 2010.

Continuing Operations:

The table below sets forth a comparison of the year-to-date diluted earnings per share contribution from continuing operations by segment:

	Six Months Ended June 30,
	2011	2010	$ Change
Water	$0.80	$0.53	$0.27
Electric	0.07	0.07	-
Contracted services	0.18	0.32	(0.14)
AWR (parent)	-	(0.01)	0.01
Totals from continuing operations	$1.05	$0.91	$0.14

Fully diluted earnings per share contributed by GSWC’s water operations increased by $0.27 per share, to $0.80 per share as compared to $0.53 per share for the six months ended June 30, 2010, primarily due to:

  An increase in the dollar water margin of $12.7 million, or $0.40 per share, during the six months ended June 30, 2011 as the result of increases in water rates in connection with the CPUC’s approval of rate cases for all of GSWC’s water regions.
  An increase in other operating expenses (other than supply costs) of $2.3 million, or $0.07 per share, for the first six months of 2011 reflecting primarily an increase in depreciation expense of $2.6 million due to higher composite depreciation rates for Regions II and III as a result of the CPUC rate case decision issued in November 2011.
  An increase in interest and other expenses (net of interest income) of $1.3 million, or $0.04 per share, primarily due to the issuance of $62 million of 6% senior notes and the costs incurred to redeem $22 million of debt, as previously discussed in the quarterly results.
  An increase in the effective income tax rate during the six months ended June 30, 2011 as compared to the same period in 2010, decreasing earnings by approximately $0.02 per share primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

Fully diluted earnings from GSWC’s electric operations remained unchanged at $0.07 per share for the six months ended June 30, 2011 compared to the same period in 2010. Included in earnings for the six months ended June 30, 2010 was the recording of $958,000 in additional revenues, or $0.03 per share, due to the CPUC approval in March 2010 of a memorandum account which tracked the difference between the 2007 adopted general office cost allocation to GSWC’s electric division, and the 1996 adopted general office cost allocation. Excluding the impact of this memorandum account which did not recur in 2011, electric earnings increased by $0.03 per share during the six months ended June 30, 2011 due primarily to rate increases approved by the CPUC partially offset by higher operating expenses.

Fully diluted earnings from ASUS decreased by $0.14 per share during the six months ended June 30, 2011. Included in earnings from contracted services for the six months ended June 30, 2010 was $6.1 million, or $0.19 per share, of revenues and interest income in connection with contract modifications received from the U.S. government during the first quarter of 2010. These contract modifications reflect approval from the U.S. government of requests for equitable adjustment, which were retroactive, primarily for managing more infrastructure than originally estimated by the government in its solicitation of bids for operation of the water and wastewater facilities at Fort Bragg in North Carolina and Fort Bliss in Texas.

Excluding the impact of these contract modifications, earnings from contracted services increased by $0.05 per share during the six months ended June 30, 2011 due primarily to the effect of a change in estimated costs related to a pipeline project at Fort Bragg as discussed previously in the quarterly results, partially offset by an increase in other operating costs due to an increase in the allocation of costs from administrative offices and higher precontract costs for design and engineering labor incurred in connection with potential new construction projects.

Discontinued Operations:

Net income from discontinued operations for the six months ended June 30, 2011 was $3.9 million, equivalent to $0.20 per common share on a basic and fully diluted basis compared to $305,000 or $0.02 per common share on a basic and fully diluted basis, for the six months ended June 30, 2010, an increase of $0.18 per common share. The increase is due primarily to the net gain on the sale of CCWC of $2.3 million, or $0.12 per share. There was also a decrease in depreciation expense of $997,000 and a favorable decision issued by the ACC in April 2011 which added approximately $959,000 to pretax operating income, as previously mentioned.

Regulatory Matters

On July 21, 2011, GSWC filed a general rate case for all of its water regions and the general office. GSWC expects these rates to become effective January 1, 2013. If rates are approved as filed, the rate increases are expected to generate approximately $31.3 million in additional annual revenues based on normalized sales starting in 2013 as compared to 2011 adopted revenues.

On May 2, 2011, GSWC filed its cost of capital proceeding with the CPUC. When finalized, the rate of return authorized by the CPUC will be included in rates on a company-wide basis. A decision on the cost of capital filing is expected in the first quarter of 2012.

Contracted Services

ASUS continues its discussions with the U.S. government on the resolution of the price redeterminations for Andrews Air Force Base in Maryland and certain contracts for military bases in Virginia. Resolution of these price redeterminations are expected in 2011. Price redeterminations for Fort Jackson and Fort Bragg are expected to be filed in the third quarter of 2011.

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules. The non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. Registrant uses water and electric gross margins as important measures in evaluating its operating results. Registrant believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. Registrant reviews these measurements regularly and compares them to historical periods and to our operating budget.

Other - Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended June 30, 2011 to be filed with the Securities and Exchange Commission.

Second Quarter 2011 Earnings Release Conference Call - The Company will host a conference call today, August 8, 2011 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Monday, August 8, 2011 at 2:00 p.m. PT through Monday, August 15, 2011. After logging on to the website, click the "Investors" button at the top of the page. The archive is located just above the "Stock Quote" section.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers). The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1953.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets

	June 30,	December 31,
(in thousands)	2011	2010
	(Unaudited)
Assets
Utility Plant-Net	$882,993	$854,956
Goodwill	1,116	1,116
Other Property and Investments	10,868	10,981
Current Assets	172,173	154,101
Assets of Discontinued Operations	-	50,883
Regulatory and Other Assets	130,729	119,998
	$1,197,879	$1,192,035
Capitalization and Liabilities
Capitalization	$733,204	$677,380
Current Liabilities	124,630	151,811
Liabilities of Discontinued Operations	-	27,031
Other Credits	340,045	335,813
	$1,197,879	$1,192,035

Condensed Statements of Income	Three months ended		Six months ended
(in thousands, except per share amounts)	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Operating Revenues	$109,829	$95,476	$204,136	$183,942

Operating Expenses:
Supply costs	26,074	25,837	47,851	45,501
Other operation expenses	6,946	7,262	13,863	13,946
Administrative and general expenses	18,305	16,568	37,289	35,196
Maintenance	4,623	4,375	8,349	8,568
Depreciation and amortization	9,538	8,365	19,275	16,724
Property and other taxes	3,406	3,281	6,958	6,903
ASUS construction expenses	11,926	8,633	23,545	16,801
Net (gain) loss on sale of property	(128)	5	(128)	2
Total operating expenses	80,690	74,326	157,002	143,641

Operating income	29,139	21,150	47,134	40,301

Interest expense	(6,869)	(5,870)	(12,613)	(11,528)
Interest income	161	158	298	819
Other	(289)	(69)	(209)	(5)

Income from continuing operations before income tax expense	22,142	15,369	34,610	29,587
Income tax expense	9,414	6,499	14,927	12,427
Income from continuing operations	12,728	8,870	19,683	17,160

Income from discontinued operations, net of taxes	3,234	105	3,868	305
Net Income	$15,962	$8,975	$23,551	$17,465

Basic Earnings Per Share
Income from continuing operations	$0.68	$0.47	$1.05	$0.92
Income from discontinued operations	0.17	0.01	0.20	0.02
Net Income	$0.85	$0.48	$1.25	$0.94

Fully Diluted Earnings Per Share
Income from continuing operations	$0.68	$0.47	$1.05	$0.91
Income from discontinued operations	0.17	0.01	0.20	0.02
Net Income	$0.85	$0.48	$1.25	$0.93

Weighted Average Shares Outstanding	18,668	18,576	18,658	18,561
Weighted Average Diluted Shares	18,738	18,720	18,797	18,695

Dividends Declared Per Common Share	$0.28	$0.26	$0.54	$0.52

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707